Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

513/579-7764

Investor - Susan Robinson

513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS THIRD QUARTER EARNINGS

OF 2 CENTS PER DILUTED SHARE

Q3 earnings were 8 cents per diluted share, excluding expenses associated with debt repurchase

CINCINNATI, Ohio, November 10, 2010 – Macy's, Inc. today reported continued strong financial results for the third quarter of 2010, with sales, earnings and cash flow that exceeded the company's expectations. Earnings were 2 cents per diluted share for the third quarter of 2010, ended Oct. 30, 2010. This compares with a loss of 8 cents per share in last year's third quarter.

Third quarter 2010 results included 6 cents per diluted share of expenses associated with the repurchase of debt in the third quarter. Third quarter 2009 results included 5 cents per diluted share of restructuring costs related to division consolidations and localization initiatives. Excluding these items from both periods, earnings were 8 cents per diluted share in the third quarter of 2010, compared with a loss of 3 cents per diluted share in the third quarter last year.

“Throughout 2010, we have gained confidence and momentum as customers have responded favorably to our execution of key strategies developed and activated over the past few years. This bodes well for our business as we enter the holiday selling season with a differentiated and tailored merchandise offering, compelling marketing, and an energized organization of store associates focused on engaging customers,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. “We are proud of the results we have generated as My Macy's has firmly taken root, creating a leading nationwide brand with a local focus in each market. Simultaneously, Bloomingdale's has aggressively capitalized on the return of the upscale customer and has reinforced its reputation for extraordinary contemporary fashion and service. Both brands remain in the early stages of benefiting from an enhanced omnichannel approach that integrates the offerings of Macy's and Bloomingdale's stores, online sites, mobile technology and social media.

“We are productively using the significant amount of cash being generated by our business to further strengthen our balance sheet. In 2010, we have retired a total of more than $1.2 billion of debt using excess cash. This includes $1 billion in repurchase transactions on the open market in the first and third quarters, as previously announced,” Lundgren said.

For the first three quarters of 2010, Macy's, Inc.'s diluted earnings per share were 42 cents, compared with a loss of 27 cents per diluted share in the first three quarters of 2009. Excluding 10 cents per share of expenses associated with the repurchase of debt in the first and third quarters, earnings were 52 cents per diluted share in the first three quarters of 2010. Excluding 28 cents per diluted share of restructuring costs related to division consolidations and localization initiatives, earnings were 1 cent per diluted share in the first three quarters of 2009.

Sales

Sales in the third quarter totaled $5.623 billion, up 6.6 percent from total sales of $5.277 billion in the third quarter of 2010. On a same-store basis, Macy's, Inc.'s third quarter sales were up 3.9 percent.

For the year to date, Macy's, Inc. sales totaled $16.734 billion, up 7.0 percent from total sales of $15.640 billion in the first 39 weeks of 2009. On a same-store basis, Macy's, Inc.'s year-to-date sales were up 4.7 percent.

Online sales (macys.com and bloomingdales.com combined) were up 24.0 percent in the third quarter and 28.5 percent year to date, compared with the same periods in 2009. Online sales positively affected the company's same-store sales by 0.8 percentage points in the third quarter and 0.7 percentage points in the year to date. Online sales are included in the same-store sales calculation for Macy's, Inc.

In the third quarter, the company opened two new Macy's stores in Palmdale and Tracy, CA; a new Bloomingdale's store in Santa Monica, CA; and three new Bloomingdale's Outlet stores, as previously announced.

Operating Income

Macy's, Inc.'s operating income totaled $177 million or 3.1 percent of sales for the quarter ended Oct. 30, 2010, compared with operating income of $55 million or 1.0 percent of sales for the same period last year. Third quarter 2009 operating income included $33 million in restructuring-related costs. Excluding these costs, operating income for the third quarter of 2009 was $88 million or 1.7 percent of sales.

For the first three quarters of 2010, Macy's, Inc.'s operating income totaled $750 million or 4.5 percent of sales, compared with operating income of $189 million or 1.2 percent of sales for the same period last year. Macy's, Inc.'s operating income for the first three quarters of 2009 included $205 million in restructuring-related costs. Excluding these costs, operating income in the first three quarters of 2009 was $394 million or 2.5 percent of sales.

Cash Flow

Net cash provided by operating activities was $346 million in the first three quarters of 2010, compared with $406 million in the first three quarters last year. This includes a funding contribution to the company's pension plan of $325 million in 2010 year to date, compared with approximately $146 million in the first three quarters of 2009. Net cash used by investing activities in the first three quarters of 2010 was $285 million, compared with $284 million a year ago. Net cash used by financing activities in the first three quarters of 2010 was $1.032 billion, including $1.090 billion used to repay debt. This compares with net cash used by financing activities in the first three quarters of 2009 of $926 million, including $964 million used to repay debt.

Looking Ahead

Last week (on Nov. 4, 2010) Macy's, Inc. provided increased guidance for the second half of 2010. The company's guidance is for same-store sales in the fourth quarter of 2010 to be up 3 percent to 4 percent. This translates to same-store sales for the second half of 2010 to be up 3.3 percent to 4 percent, compared with previous guidance (provided in August 2010) of up 3 percent to 3.5 percent.

Based on stronger sales expectations, Macy's, Inc. increased its earnings guidance for the second half of 2010 to $1.50 to $1.55 per diluted share, excluding expenses associated with the early retirement of debt in the third quarter. This compares with previous guidance (provided in August 2010) of $1.45 to $1.50 per diluted share for the second half of 2010. For the full-year 2010, earnings guidance is $1.94 to $1.99 per diluted share, compared with previous guidance of $1.89 to $1.94, excluding expenses associated with the early retirement of debt.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2009 sales of $23.5 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates three Bloomingdale's outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom.
A webcast of Macy's, Inc.'s call with analysts and investors will be held today (Nov. 10) at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's Web site at www.macysinc.com. Analysts and investors may call in on 1-888-801-6497, passcode 4203631. A replay of the conference call can be accessed on the Web site or by calling
1-888-203-1112 (same passcode) about two hours after the conclusion of the call.)

MACY'S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		13 Weeks Ended

   October 30, 2010

   October 31, 2009

$	% to

Net sales

$	% to

Net sales

Net sales...............................................................	$ 5,623		$ 5,277

Cost of sales (Note 2)............................................	3,377	60.0%	3,156	59.8%

Gross margin..........................................................	2,246	40.0%	2,121	40.2%

Selling, general and administrative expenses.............	(2,069)	(36.9%)	(2,033)	(38.5%)

Division consolidation costs (Note 3)........................	-	-%	(33)	(0.7%)

Operating income...................................................	177	3.1%	55	1.0%

Interest expense - net (Note 4)...............................	(164)		(137)

Income (loss) before income taxes..........................	13		(82)

Federal, state and local income tax (expense) benefit (Note 5)...................................	(3)		47

Net income (loss)..................................................	$ 10		$ (35)

Basic earnings (loss) per share...............................	$ .02		$ (.08)

Diluted earnings (loss) per share.............................	$ .02		$ (.08)

Average common shares:
Basic..............................................................	423.5		421.8
Diluted............................................................	427.6		421.8

End of period common shares outstanding...............	423.0		421.0

Depreciation and amortization expense....................	$ 290		$ 301

MACY'S, INC.

Consolidated Statements of Operations (Unaudited)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended October 30, 2010 and October 31, 2009 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 weeks ended October 30, 2010 or October 31, 2009.

(3)  Represents restructuring-related costs and expenses associated with the division consolidation and localization initiatives, primarily severance and other human resource related costs. For 13 weeks ended October 31, 2009, restructuring-related costs associated with the division consolidation and localization initiatives announced in February 2009 amounted to $23 million after tax or $.05 per diluted share.

(4)  Interest expense for the 13 weeks ended October 30, 2010, includes approximately $39 million on a pre-tax basis, or $24 million after tax or $.06 per diluted share, of expenses associated with the early retirement of approximately $500 million of outstanding debt.

(5)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations.

MACY’S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	39 Weeks Ended		39 Weeks Ended

   October 30, 2010

   October 31, 2009

$	% to

Net sales

$	% to

Net sales

Net sales...............................................................	$16,734		$15,640

Cost of sales (Note 2)............................................	9,969	59.6%	9,396	60.1%

Gross margin.........................................................	6,765	40.4%	6,244	39.9%

Selling, general and administrative expenses.............	(6,015)	(35.9%)	(5,850)	(37.4%)

Division consolidation costs (Note 3).......................	-	-%	(205)	(1.3%)

Operating income...................................................	750	4.5%	189	1.2%

Interest expense - net (Note 4)...............................	(456)		(417)

Income (loss) before income taxes..........................	294		(228)

Federal, state and local income tax (expense) benefit (Note 5)....................................	(114)		112

Net income (loss)...................................................	$ 180		$ (116)

Basic earnings (loss) per share................................	$ .43		$ (.27)

Diluted earnings (loss) per share..............................	$ .42		$ (.27)

Average common shares:
Basic...............................................................	423.0		421.6
Diluted.............................................................	426.7		421.6

End of period common shares outstanding................	423.0		421.0

Depreciation and amortization expense....................	$ 865		$ 905

MACY’S, INC.

Consolidated Statements of Operations (Unaudited)

Notes:

(1)  Because of the seasonal nature of the retail business, the results of operations for the 39 weeks ended October 30, 2010 and October 31, 2009 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 39 weeks ended October 30, 2010 or October 31, 2009.

(3)  Represents restructuring-related costs and expenses associated with the division consolidation and localization initiatives, primarily severance and other human resource related costs. For the 39 weeks ended October 31, 2009, restructuring-related costs associated with the division consolidation and localization initiatives announced in February 2009 amounted to $120 million after tax or $.28 per diluted share.

(4)  Interest expense for the 39 weeks ended October 30, 2010, includes approximately $66 million on a pre-tax basis, or $41 million after tax or $.10 per diluted share, of expenses associated with the early retirement of approximately $1,000 million of outstanding debt.

(5)  Federal, state and local income taxes differ from the federal income tax statutory rate of 35%, principally because of the effect of state and local taxes, including the settlement of various tax issues and tax examinations. Additionally, income tax expense for the 39 weeks ended October 30, 2010 reflects a $4 million reduction of deferred tax assets due to the enactment of recent healthcare reform legislation. The reduction was required as a result of the elimination of the deductibility of retiree health care payments to the extent of tax-free Medicare Part D subsidies that are received. The change in deductibility is effective February 3, 2013.

MACY'S, INC.

Consolidated Balance Sheets  (Unaudited)

(millions)

	October 30,	January 30,	October 31,
	2010	2010	2009
ASSETS:
Current Assets:
Cash and cash equivalents.................................	$ 715	$ 1,686	$ 581
Receivables......................................................	303	358	282
Merchandise inventories....................................	6,530	4,615	6,406
Income tax receivable.......................................	-	-	28
Prepaid expenses and other current assets..........	289	223	216
Total Current Assets......................................	7,837	6,882	7,513

Property and Equipment - net...............................	8,915	9,507	9,862
Goodwill..............................................................	3,743	3,743	3,743
Other Intangible Assets - net................................	647	678	688
Other Assets.......................................................	540	490	507

Total Assets..................................................	$ 21,682	$ 21,300	$ 22,313

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt.................................................	$ 605	$ 242	$ 92
Merchandise accounts payable...........................	3,165	1,312	3,109
Accounts payable and accrued liabilities.............	2,378	2,626	2,359
Income taxes....................................................	8	68	-
Deferred income taxes......................................	326	206	250
Total Current Liabilities..................................	6,482	4,454	5,810

Long-Term Debt..................................................	6,982	8,456	8,618
Deferred Income Taxes.......................................	1,065	1,068	1,007
Other Liabilities...................................................	2,262	2,621	2,384
Shareholders' Equity............................................	4,891	4,701	4,494

Total Liabilities and Shareholders' Equity.........	$ 21,682	$ 21,300	$ 22,313

Note:  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

39 Weeks Ended

October 30, 2010

39 Weeks Ended

October 31, 2009

Cash flows from operating activities:
Net income (loss)..........................................................	$ 180	$ (116)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Division consolidation costs......................................	-	205
Depreciation and amortization..................................	865	905
Stock-based compensation expense..........................	55	65
Amortization of financing costs and premium on acquired debt........................................................	(21)	(17)
Changes in assets and liabilities:
Decrease in receivables.......................................	47	90
Increase in merchandise inventories......................	(1,915)	(1,637)
(Increase) decrease in prepaid expenses and other current assets........................................	(13)	10
Increase in other assets not separately identified....	(34)	(14)
Increase in merchandise accounts payable.............	1,719	1,691
Decrease in accounts payable and accrued liabilities not separately identified......................	(245)	(461)
Decrease in current income taxes.........................	(60)	(56)
Increase (decrease) in deferred income taxes........	100	(90)
Decrease in other liabilities not separately identified......................................	(332)	(169)
Net cash provided by operating activities.............	346	406

Cash flows from investing activities:
Purchase of property and equipment...............................	(203)	(238)
Capitalized software......................................................	(105)	(64)
Proceeds from property insurance claims........................	6	17
Disposition of property and equipment.............................	66	10
Other, net	(49)	(9)
Net cash used by investing activities...................	(285)	(284)

MACY'S, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

39 Weeks Ended

October 30, 2010

39 Weeks Ended

October 31, 2009

Cash flows from financing activities:
Debt repaid...................................................................	(1,090)	(964)
Dividends paid............................................................... Increase in outstanding checks.......................................	(63) 92	(63) 94
Acquisition of treasury stock..........................................	(1)	(1)
Issuance of common stock.............................................	30	8
Net cash used by financing activities...................	(1,032)	(926)

Net decrease in cash and cash equivalents.........................	(971)	(804)
Cash and cash equivalents at beginning of period................	1,686	1,385

Cash and cash equivalents at end of period........................	$ 715	$ 581

Note:  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.